EXHIBIT 11
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                                               MARK IV INDUSTRIES, INC.
                                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                    (Amounts in Thousands, Except Per Share Data)

                                                        For the Fiscal Year Ended
                                                        the Last Day of February
                                                   _______________________________

Primary Earnings Per Share                         1994         1993        1992
__________________________                         ____         ____        ____
Primary Shares Outstanding:
 Weighted average number of
  shares outstanding                               42,481       41,993     33,140
 Net effect of dilutive stock options (1)             316          330        438
    Total                                          42,797       42,323     33,578
Income from continuing operations                $ 51,100      $39,100    $26,800
Income per share from continuing operations      $   1.20      $  0.93    $  0.81
Income from discontinued operations              $    -        $ 3,600    $ 2,000
Income per share from
 discontinued operations                         $    -        $  0.09    $  0.06
Loss from extraordinary items                    $(21,700)     $(3,700)   $(4,500)
Loss per share from extraordinary items          $  (0.51)     $ (0.09)   $ (0.14)
Loss from cumulative accounting change           $(26,000)     $  -       $   -
Loss per share from cumulative
 accounting change                               $  (0.61)     $  -       $   -
                                                 ========      ======     =======

Fully-diluted Earnings Per Share

Fully-diluted Shares Outstanding:
   Weighted average number of shares
    outstanding                                   42,481       41,993      33,140
   Shares issuable upon conversion
    of the Company's:
     7% Convertible Subordinated Debentures         -            -          4,292
     6-1/4% Convertible Subordinated Debentures    7,950        7,951         348
      Net effect of dilutive
       stock options (1)                             316          381         578
        Total                                     50,747       50,325      38,358
Income from continuing operations               $ 51,100      $39,100     $26,800
Interest, net of tax effect, for:
  7% Convertible Subordinated Debentures            -            -          1,200
  6-1/4% Convertible Subordinated Debentures       4,400        4,700         200
Income applicable to fully diluted shares       $ 55,500      $43,800     $28,200
Income per share from continuing operations     $   1.09      $  0.87     $  0.73
Income from discontinued operations             $   -         $ 3,600     $ 2,000
Income per share from discontinued operations   $   -         $  0.07     $  0.05
Loss from extraordinary items                   $(21,700)     $(3,700)    $(4,500)
Loss per share from extraordinary items         $  (0.43)     $ (0.07)    $ (0.12)
Loss from cumulative accounting change          $(26,000)     $  -        $  -
Loss per share from
 cumulative accounting change                   $  (0.51)     $  -        $  -
                                                ========      =======     =======

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_________________

(1)      The net effects for fiscal 1994, 1993 and 1992 are based upon the treasury stock method using average market prices during the periods for the primary amounts, and the higher of the average market prices or the market price at year-end for the fully-diluted amounts.
(2)      Primary earnings per share for fiscal 1994, 1993 and 1992 have been reported on the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.

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